Exhibit 99.1

Capital Group Holdings, Inc. Announces Launch of its OneHealthPass Program, a Comprehensive Telemedicine and Personal Health Record Platform

SCOTTSDALE, AZ--(Marketwire – March 30, 2011) -  Capital Group Holdings, Inc. (OTC Markets:CGHC), announced today it has been working on the development of a telemedicine platform to be marketed under the OneHealthPass (OHP) brand. OneHealthPass is a complete telemedicine offering of products and services delivered via a centralized platform built using open-source architecture.

OneHealthPass lets members access a suite of telemedicine services including access to doctor consultations via telephone or the internet, through a nationwide physician's network which is available 24 hours a day, 7 days a week. Members will also have access to a wide range of services such as online lab testing, personal health record storage and delivery, information libraries and exercise and nutrition resources. Subscribers will pay a low monthly fee, either directly or indirectly through an employer group or association, and will have a single point of contact to access and manage their vital health and wellness information and OHP services. This allows our customers to organize health care products and services to match their lifestyle and wellness goals. All members health information can be securely stored in a dynamic personal health record account, with full HIPPA and HITECH compliant portablility for sharing their medical data with their primary care physicians, as well as other medical professionals and institutions.

Development of the OHP platform has begun, and management expects phase I testing and rollout to be complete before the end of 2011. Christopher E. Galvin, CEO of Capital Group Holdings, stated “The healthcare market is changing rapidly, and patients are taking a more active role in managing their health and wellness. OneHealthPass will be a full-featured application to provide them the necessary tools to manage and track their health.”

The OneHealthPass platform is designed to grow naturally, utilizing an extensive API and robust plug-in infrastructure to allow 3rd party developers to innovation above and beyond core system functionality. Elements of the platform will also be released to the open-source community to promote collaboration in addressing key interoperability issues currently plaguing the HIT world.

Capital Group Holdings, Inc. is an acquirer of fundamentally-sound companies that are accepted in the market, scalable and demonstrate a quantifiable value proposition. Our focus is Health and Wellness organizations that have a strong market presence, brand awareness and talented and dedicated management teams with the potential to achieve exceptional performance over time. Capital Group Holdings lends its operational support, managerial style and financial resources to these companies to achieve improvements in top and bottom-line growth and positioning in the marketplace.

Forward-Looking Statements Disclaimer:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Capital Group Holdings, Inc. expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. All statements contained herein are based upon current information available to Capital Group Holdings, Inc.'s management as of this date. The business and operations of the Company are subject to substantial risks which increase the uncertainty that forward-looking results will be achieved and actual events or results may vary materially as a result of various important factors including those which management has little or no control. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.